EXHIBIT 23


INDEPENDENT ACCOUNTANTS' CONSENT


We consent to the incorporation by reference in this Form 8-K/A of the report of Deloitte & Touche dated August 20, 1996 on the audit of the consolidated financial statements of Suplusco Holding B.V. at Beusichem, concerning the period July 1, 1995 up to and including June 30, 1996.



DELOITTE & TOUCHE

Enschede, Netherlands
September 9, 1996